Exhibit 10.1

TOWN SPORTS INTERNATIONAL, LLC

5 PENN PLAZA

NEW YORK, NY 10001

February 27, 2012

Mr. Martin J. Annese

c/o Town Sports International, LLC

5 Penn Plaza

4th Floor

New York, NY 10001

Dear Marty:

This letter agreement (the “Agreement”) confirms the terms that Town Sports International, LLC (the “Company”) is offering you in connection with your departure from the employ of the Company and its affiliates and from all officer, director and other positions that you currently hold with the Company and its affiliates, including Town Sports International Holdings, Inc. (“TSI Holdings”).

1. Separation Date.

(a) The employment relationship between you and the Company and its subsidiaries and affiliates, as applicable, will end on May 11, 2012 (the “Separation Date”), provided, however, that in the event that you do not execute and return this Agreement prior to the end of the Review Period (as described in Section 12 of the Agreement), the Company reserves the right to terminate your employment earlier (such earlier date becoming the “Separation Date”). During the period through the Separation Date, you shall continue to perform your duties in a satisfactory manner and assist with any transition as requested by the Chief Executive Officer, and be in compliance with the policies and procedures of the Company. You shall not, however, have any authority to act on the Company’s behalf or otherwise bind the Company (and you shall not give any third person the appearance that you have any such authority) unless the Company instructs you in writing. You hereby resign as a director or manager of the Company or of any affiliate thereof, effective as of the Separation Date. A smooth transition is a material inducement for the Company to enter into this Agreement.

(b) You will be paid your regular wages through and including the Separation Date. You shall no longer be eligible to participate in the Company’s benefit programs after the Separation Date, except as set forth below in Section 2 of this Agreement. Information regarding the Company’s 401(k) Plan will be sent to you separately by the plan administrator following the Separation Date.

(c) You will remain eligible to receive your annual bonus for the year ending December 31, 2011 under the terms of the 2006 Annual Performance Bonus Plan, subject to its terms.

2. Separation Benefits. In return for your execution of, and your compliance with, this Agreement, as well as your execution (and non-revocation) of a Second Release in substantially the same form set forth in Annex A hereto, which Second Release shall be provided to you no later than the third day following the Separation Date, and subject to the terms and conditions set forth in this Agreement and the Second Release:

(a) You shall receive a payment equal to $18,477 payable within 10 business days of the effective date of the Second Release.

(b) You may continue your participation in the Company’s medical, dental and vision programs on behalf of yourself and your eligible dependents at the same or substantially equivalent level as in effect immediately prior to the Separation Date, through December 31, 2012 (or, if earlier, until you are eligible for comparable coverage with a subsequent employer). During such period, the Company will continue to pay that portion of the premiums that it would have paid if you remained an active employee. Thereafter, you will be eligible to continue your health insurance coverage pursuant to federal COBRA law. Information regarding COBRA will be sent to you separately by the Company’s COBRA administrator.

(c) Each of you and the members of your immediate family will receive, for one (1) year from the Separation Date, a Premium Passport Membership (or its equivalent) at no cost, and be entitled to receive Personal Training sessions at employee rates (provided that such memberships and such treatment shall cease in the event you (or such immediate family member) commence employment or a consulting role with a competitor or in the event of your breach of this Agreement or the Second Release). The aforementioned memberships are subject to all of the Company’s membership rules, regulations and policies currently in effect and as may be amended from time to time.

If you do not execute the Agreement and the Second Release within the time periods provided therein, or if you revoke such Second Release, no payment or benefits will be due under this Section 2.

3. Release.

(a) In consideration of the Company’s obligations contained in Section 1(a) of this Agreement, you (for yourself, your heirs, legal representatives, executors or administrators (collectively, your “Representatives”)) hereby release and forever discharge the Company, TSI Holdings, their respective subsidiaries and affiliates and each of their respective officers, employees, directors and agents (in both their official and personal capacities, collectively, the “Released Parties”) from any and all claims and rights which you may have against them, and you hereby specifically release, waive and forever hold them harmless from and against any and all such claims, liability, causes of action, compensation, benefits, damages, attorney fees, costs or expenses, of whatever nature or kind and whether known or unknown, fixed or contingent, and by reason of any matter, cause, charge, claim, right or action whatsoever, which have arisen at any time up to and including the day you execute this Agreement, including, but not limited to, those arising during or in any manner out of your employment with the Company or the termination of such employment or anything else that may have happened up to and including the day you execute this Agreement. The rights, claims, causes of action, and liabilities that you are releasing and waiving include, but are not limited to, those that concern, relate to, or might arise out of the following: salary, overtime, bonuses, equity and severance arrangements, benefit plans; commissions; breach of express or implied contract or promise; harassment, intentional injury or intentional tort, fraud, misrepresentation, battery, assault, defamation, breach of fiduciary duty, tort or public policy claims, whistleblower claims, negligence (including negligent hiring, retention and/or supervision), wrongful or retaliatory discharge, infliction of emotional injury, or any other facts or claims; retirement or any other benefits; discrimination or retaliation under federal, state, or local law; any claims for costs or attorney fees; and any other federal, state, city, county or other common law, law, or ordinance, including but not limited to those where you work and/or reside. You are not releasing any rights or claims that arise following the date on which you execute this Agreement.

(b) Notwithstanding the foregoing, the release set forth in Section 3(a) of this Agreement, will not apply to (i) the obligations of the Company under Section 1 of this Agreement, (ii) your vested benefits under the Company’s 401(k) Plan, (iii) the Company’s obligations under the Equity Plan (as described below in Section 4 of this Agreement), and any related equity agreement or vested benefit(s) to which you are legally entitled, or (iv) your rights as a stockholder of TSI Holdings. You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company, TSI Holdings or any of their respective subsidiaries or affiliates arising out of your employment relationship, your service as an employee, officer or director of the Company, TSI Holdings or any of their respective subsidiaries or affiliates and your termination therefrom. You hereby acknowledge and confirm that you are providing the release set forth in this Section 3 only in exchange for consideration in addition to anything of value to which you are already entitled.

(c) You expressly understand and acknowledge that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and that you explicitly took that into account in determining the amount of consideration to be paid for the giving of this release and discharge, and a portion of said consideration and the mutual covenants contained herein, having been agreed between the parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full satisfaction and discharge of all such claims.

(d) Nothing in the release set forth in this Section 3 will affect the Company and TSI Holdings’ obligation to indemnify, defend and hold you harmless to the fullest extent allowable by applicable law and their respective charter and by-laws with respect to your acts or omissions in your capacity as an officer or director of the Company, TSI Holdings and their respective subsidiaries and affiliates. The Company will continue to maintain directors’ and officers’ liability insurance with respect to actions or omissions by you as an officer of TSI Holdings, the Company (or any of its subsidiaries) in the same manner that it maintains such insurance for other officers and directors.

4. Equity. Your separation pursuant to this Agreement will be treated as a “Termination Without Cause” under the TSI Holdings’ 2006 Stock Incentive Plan (the “Equity Plan”). As a result, your options granted to you pursuant to the Equity Plan, to extent vested as of the

Separation Date, will remain outstanding for the post-termination exercise period specified in the applicable Equity Plan (which is 90 days from the Separation Date). Any vested stock options will expire at the conclusion of such post-termination exercise period to the extent not previously exercised, and that portion of the stock options that remain unvested as of the Separation Date and any shares of restricted Common Stock will be forfeited on the Separation Date without any payment.

5. No Other Compensation or Benefits. Except as otherwise specifically provided herein, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company, TSI Holdings or any of their respective subsidiaries or affiliates on or after the Separation Date, except as set forth in Section 2 of this Agreement.

6. Return of Company Property. No later than the Separation Date, you hereby covenant and agree that you will deliver to the Company all Company property and equipment in your possession or control, including, but not limited to, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, Company credit cards, papers, electronically stored information and documents kept or made by you in connection with your employment and you will not retain any copies thereof[, except that you may retain the Company’s blackberry, and the Company will assist in transferring your mobile telephone number to your personal telephone]. You also represent that you have left intact all electronic Company documents or files, including those that you developed or helped develop. You are required to return all such property whether or not you sign this Agreement.

7. Nondisclosure of Confidential Information.

(a) You acknowledge and agree that in the course of your employment with the Company, you have acquired certain confidential company information which you knew or understood was confidential or proprietary to the Company and which, as used in this Agreement, means: information belonging to or possessed by the Company which is not available in the public domain or not released by some third-party through no fault of yours, including, without limitation (i) information received from the customers, suppliers, vendors, employees or agents of the Company under confidential conditions; (ii) customer and prospect lists, and details of agreements and communications with customers and prospects; (iii) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (iv) the Company’s confidential accounting, tax, or financial information, results, procedures and methods; (v) information relating to existing claims, charges and litigations; (vi) sales proposals, demonstrations systems, sales material; and (vii) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as confidential information, as well as such information that is the subject of meetings and discussions and not recorded. You understand that such confidential company information has been disclosed to you for the Company’s use only. You understand and agree that you (i) will not disclose or communicate confidential information to any person or persons; and (ii) will not make use of confidential information on your own behalf, or on behalf of any other person or persons. You will give immediate notice to the Company if you are ordered by a court or otherwise compelled by law to reveal any confidential information to any third party.

(b) In view of the nature of your employment and the nature of the confidential information to which you have had access to, you acknowledge and agree that any unauthorized disclosure to any person or persons of confidential information, or other violation or threatened violation of this Agreement (including, without limitation, Section 7(a) of this Agreement), will cause irreparable damage to the Company and that, therefore, the Company will, in addition to any other available remedy, be entitled to an injunction prohibiting you from any further disclosure, attempted disclosure, violation or threatened violation of this Agreement and the Company will be entitled to recover the reasonable attorneys’ fees and costs incurred in enforcing its rights, to the extent permitted by law.

(c) The obligations described in this Section 7 are in addition to, and in no way limit, your obligations regarding the protection of confidential information as described in any stock option or other equity award agreement between you and the Company, which provisions are incorporated by reference herein. In the event of a conflict between the provisions of this Section 7 and the obligations described in any such award agreement, the provisions that are more restrictive upon you will govern. For the sake of clarity, the Company is not electing to invoke the Non-Compete and Non-Solicitation provisions provided for under any award agreement.

8. Non-Disparagement; Cooperation.

(a) You understand and agree that as a condition for payment to you of the consideration herein described, you, on your behalf and on behalf of your Representatives, will not (and your Representatives will not) at any time, except as may be required by law, engage in any form of conduct, or make any statements or representations that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Company, its management, stockholders, subsidiaries, parent, and/or other affiliates. The Company agrees that its Senior Officers (as hereinafter defined) will not, except as may be required by law, make any oral or written negative, disparaging or adverse statements, suggestions or representations of or concerning you. As used in this Section 8(a), the term “Senior Officer” means the President and Chief Executive Officer, Chief Financial Officer, Chief Information Officer, Senior Vice President- Human Resources and Senior Vice President - General Counsel.

(b) From and after the Separation Date, you will (i) cooperate in all reasonable respects with the Company and its affiliates and their respective directors, officers, attorneys and experts in connection with the conduct of any dispute, action, proceeding, investigation or litigation involving the Company or any of its affiliates, including, without limitation, any such dispute, action, proceeding, investigation or litigation in which you are called to testify and (ii) promptly respond to all requests by the Company and its affiliates relating to information concerning the Company which may be in your possession. The Company will, as a condition to your obligations under this Section 8(b), reimburse you for any reasonable out of pocket expenses and costs incurred as a result of such cooperation (including all reasonable, out-of-pocket attorney fees), provided that such expenses have been approved in writing in advance by an executive officer of the Company.

(c) You hereby consent to the disclosure of information about you that TSI Holdings is required to disclose in its Annual Report on Form 10-K, its Proxy Statement and in any other report(s) required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

9. Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement (including Annex A) will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion will be effective only in that instance and will not be construed as a bar or waiver of any right on any other occasion.

10. Applicable Law. This Agreement (including Annex A) will be interpreted and construed by the laws of the State of New York, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of New York, or, if appropriate, a federal court within New York (which courts, together with all applicable appellate courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

11. Entire Agreement/Severability. This Agreement (including Annex A) constitutes the sole and complete understanding and agreement between the parties with respect to the matters set forth herein, and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise. You agree and acknowledge that this Agreement shall not in any way affect, modify, or nullify any agreement(s) that you may have entered into with the Company that obligate you to take or refrain from taking any action subsequent to your last day of employment, including without limitation, the agreement to protect the Company’s confidential information, and that any such obligations contained in those agreement(s) remain in full force and effect. No term, condition, covenant, representation or acknowledgment contained in this Agreement may be amended unless in writing signed by both parties. If any section of this Agreement is determined to be void, voidable or unenforceable, it will have no effect on the remainder of the Agreement which will remain in full force and effect.

12. Review Period and Acceptance. You will have seven (7) days from the day you receive this Agreement to consider the terms of this Agreement (the “Review Period”). In order to receive the benefits and payments provided for by Section 1(a) of this Agreement, (and Section 2 of this Agreement, upon execution and non-revocation of the Second Release as provided therein), you must execute this Agreement and return the executed Agreement to the Company, addressed to the Company, Attention: General Counsel, at the address specified in Section 20 of this Agreement so that it is received any time on or before the expiration of the seven (7) day Review Period. In the event you do not accept this Agreement before the expiration of the Review Period, the obligations of the Company under Sections 1 and 2 of this Agreement will automatically be deemed null and void and the Company reserves the right to terminate your employment earlier. Moreover, no payments or benefits will be paid or provided under Section 2 of this Agreement, until you have signed this Agreement and the Second Release, had your signatures notarized, and not revoked the Second Release as provided therein.

13. Voluntary Assent. By your signature on this Agreement, you affirm and acknowledge that:

(a) you have read this Agreement, and understand all of its terms, including the release and discharge of claims set forth in Section 3 above;

(b) you have voluntarily entered into this Agreement and that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement;

(c) the only consideration for signing this Agreement is as set forth herein and that the consideration received for executing this Agreement is greater than that to which you may otherwise be entitled;

(d) you have been given the opportunity and you have been advised by the Company to have this Agreement reviewed by your attorney and/or tax advisor; and

(e) you have been given up to seven (7) days to consider this Agreement.

14. No Admission. Nothing contained in this Agreement, or the fact of its submission to you, will constitute or be construed as an admission of liability or wrongdoing by either party.

15. Counterparts. The Agreement may be executed in two (2) signature counterparts, each of which will constitute an original, but all of which taken together will constitute but one and the same instrument.

16. Taxes; Section 409A.

(a) All payments described in this Agreement will be subject to deduction for all required income and payroll taxes.

(b) It is intended that the payments provided for in this Agreement are intended to comply with, or be exempt from, the terms of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. In the event, however, that any such payments are determined to be subject to Section 409A, then the Company may make such adjustments as are reasonably required to comply with such section. The termination of your employment is intended to be a “separation of service” for purposes of Section 409A. In addition, any expense reimbursement under this Agreement will be made on or before the last day of the taxable year following the taxable year in which such expense was incurred by you, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year will in any way affect the expenses eligible for reimbursement in any other taxable year. Notwithstanding any of the preceding, the Company makes no representations regarding the tax treatment of any payments hereunder, and you will be responsible for any and all applicable taxes.

17. Breach of Agreement. In the event of any breach by you of any provision of this Agreement (including, without limitation, Section 7 or 8 (and including the agreements referenced and incorporated therein), which breach, if susceptible to cure, is not so cured within 10 business days of the Company providing notice to you, in addition to any other remedy available to it, the Company will cease to have any obligation to make payments or provide benefits to you under this Agreement, and any continued exercisability of your stock options will cease. You agree that in the event you bring a claim covered by the release in Section 3 of this Agreement in which you seek damages against the Company or in the event you seek to recover against any of such entities in any claim brought by a governmental agency on your behalf, this Agreement shall serve as a complete defense to such claims. In the event of any breach by the Company, you will provide the Company with notice of such breach, and, if such breach is susceptible to cure, the Company will have 10 business days to cure such breach.

18. Third Party Beneficiaries. You acknowledge and agree that TSI Holdings and all its direct and indirect subsidiaries (other than the Company) are third party beneficiaries of this Agreement. Without limiting the foregoing sentence, TSI Holdings and such subsidiaries may enforce this Agreement against you. This Agreement may be assigned by the Company to a person or entity which is an affiliate, and will be assigned to any successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder will become the rights and obligations of such affiliate or successor person or entity. This Agreement will be binding upon the successors, and assigns of the Company. If you shall die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to Executive’s estate.

19. Notices. Any notices required or made pursuant to this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows: if to you, to the address in the Company’s payroll records; if to the Company, at 5 Penn Plaza, 4th Floor, New York, NY 10001, Attn: General Counsel, or to such other address as either party may furnish to the other in writing in accordance with this Section 19. Notices of change of address will be effective only upon receipt.

Acknowledged and accepted by:

/s/ Martin Annese
Martin Annese

TOWN SPORTS INTERNATIONAL, LLC

By:	/s/ Scott Milford
Name:	Scott Milford
Title:	SR. VP HR

ANNEX A

Second Release

Pursuant to the Agreement between you and the Company dated February 27, 2012, the following is the Second Release referenced therein, (capitalized terms used herein without definition have the meanings specified in the Agreement).

1. Release.

(a) In consideration of the Company’s obligations contained in Section 2 of the Agreement, you and your Representatives hereby release and forever discharge the Released Parties from any and all claims and rights which you may have against them, and you hereby specifically release, waive and forever hold them harmless from and against any and all such claims, liability, causes of action, compensation, benefits, damages, attorney fees, costs or expenses, of whatever nature or kind and whether known or unknown, fixed or contingent, and by reason of any matter, cause, charge, claim, right or action whatsoever, which have arisen at any time up to and including the day you execute this Second Release, including, but not limited to, those arising during or in any manner out of your employment with the Company or the termination of such employment or anything else that may have happened up to and including the day you execute this Second Release. The rights, claims, causes of action, and liabilities that you are releasing and waiving include, but are not limited to, those that concern, relate to, or might arise out of the following: salary, overtime, bonuses, equity and severance arrangements, benefit plans; commissions; breach of express or implied contract or promise; harassment, intentional injury or intentional tort, fraud, misrepresentation, battery, assault, defamation, breach of fiduciary duty, tort or public policy claims, whistleblower claims, negligence (including negligent hiring, retention and/or supervision), wrongful or retaliatory discharge, infliction of emotional injury, or any other facts or claims; retirement or any other benefits; the Equal Pay Act (29 U.S.C. §206(d), et seq.); the Age Discrimination in Employment Act (ADEA) (29 U.S.C. §621, et seq.); Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e, et seq.); ERISA (the Employee Retirement Income Security Act of 1974 (29 U.S.C. §1001, et seq.) other than any vested ERISA benefit; COBRA (the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §21161, et seq.); the federal and NY WARN Act; the American with Disabilities Act (42 U.S.C. §12101, et seq.); the National Labor Relations Act and the Labor Management Relations Act, 29 U.S.C. §141 et seq.; the Family and Medical Leave Act (29 U.S.C. §2601, et seq.); the United States Constitution; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 or 1871 (42 U.S.C. §§1981,1983,1985, et seq.); retaliation under any federal, state, or local law; any claims for costs or attorney fees; the fair employment practices (FEP) laws and employment-related laws of any federal, state, or local jurisdiction (including the New York State Human Rights Law, New York Administrative Code, New York Equal Pay Law, New York Whistleblower Protection Law, New York Law for the Protection of Persons with a Disability, New York Military Family Leave Law, New Jersey Law Against Discrimination, New Jersey Family Leave Act, New Jersey Paid Family Leave Law, New Jersey Conscientious Employee Protection Act, New Jersey Equal Pay Act, New Jersey Civil Rights Act), and any other federal, state, city, county or other common law, law, or ordinance, including but not limited to those where you work and/or reside. You are not releasing any rights or claims that arise following the Effective Date (as defined in Section 2 below) of this Second Release.

(b) Notwithstanding the foregoing, the release set forth in Section 1(a) of this Second Release, will not apply to (i) the obligations of the Company under the Agreement, (ii) your vested benefits under the Company’s 401(k) Plan, (iii) the Company’s obligations under the Equity Plan, and any related equity agreement or vested benefit(s) to which you are legally entitled, or (iv) your rights as a stockholder of TSI Holdings, (v) your right to challenge the validity of this Second Release under the Older Workers Benefit Protection Act (“OWBPA”), (vi) your right to continue healthcare insurance under COBRA; (vii) your right to receive benefits for occupational illness or injury under the Workers’ Compensation Law; (viii) your right to receive unemployment benefits; and (ix) any other claims that, under controlling law, may not be released by private settlement. You further agree that the payments and benefits described in Sections 1 and 2 of the Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company, TSI Holdings or any of their respective subsidiaries or affiliates arising out of your employment relationship, your service as an employee, officer or director of the Company, TSI Holdings or any of their respective subsidiaries or affiliates and your termination therefrom. You hereby acknowledge and confirm that you are providing the release set forth in this Second Release only in exchange for consideration in addition to anything of value to which you are already entitled.

(c) You and your Representatives represent and agree that you have not filed any lawsuits against any Released Party, or filed or caused to be filed any charges or complaints against any Released Party with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of your release of the Released Parties, you and your Representatives agree, except for your right, if any, to bring a proceeding pursuant to the Older Workers Benefit Protection Act to challenge the validity of the release of claims pursuant to the Age Discrimination in Employment Act contained in Section 1(a) of this Second Release, and consistent with the EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11,1997, and otherwise to the maximum extent permitted by applicable law, not to sue or file a charge or complaint against any Released Party in any forum or assist or otherwise participate willingly or voluntarily in any claim, suit, action, investigation or other proceeding of any kind which relates to any matter that involves any Released Party, and that occurred up to and including the day of your execution of this Second Release, unless as required to do so by court order, subpoena or other directive by a court, administrative agency or legislative body, other than to enforce the Agreement. With respect to the claims you are waiving herein, you are waiving any right to receive money or any other relief in any action instituted on your behalf by any other person, entity or government agency.

(d) You expressly understand and acknowledge that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and that you explicitly took that into account in determining the amount of consideration to be paid for the giving of this Second Release, and a portion of said consideration and the mutual covenants contained herein, having been agreed between the parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full satisfaction and discharge of all such claims.

(e) Nothing in this Second Release will affect the Company and TSI Holdings’ obligation to indemnify, defend and hold you harmless to the fullest extent allowable by applicable law and their respective charter and by-laws with respect to your acts or omissions in your capacity as an officer or director of the Company, TSI Holdings and their respective subsidiaries and affiliates.

2. Period for Review and Acceptance. You will have twenty-one (21) days from the day you receive this Second Release to consider the terms of this Second Release (the “Review Period”). In order to receive the benefits and payments provided for by Section 2 of the Agreement, you must execute this Second Release, have your signature notarized and return the executed Second Release to the Company, addressed to the Company, Attention: General Counsel, at the address specified in Section 20 of the Agreement so that it is received any time on or before the expiration of the twenty-one (21) day period. After executing the Second Release, you will have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing addressed to and received by the General Counsel at the address set forth in Section 19 of the Agreement no later than the seventh (7th) day following the day you executed the Second Release. In the event you do not accept the Second Release prior to the expiration of the 21-day Review Period, or in the event you revoke the Second Release during the Revocation Period, the obligations of the Company to make the payments and provide the benefits set forth in Section 2 of the Agreement will automatically be deemed null and void. No payments or benefits will be paid or provided under Section 2 of the Agreement, until you have signed the Second Release (and previously, the Agreement), and not revoked the Second Release during the Revocation Period. The “Effective Date” of this Second Release shall be the day following the expiration of the Revocation Period, so long as you have not revoked this Second Release during the Revocation Period.

3. Voluntary Assent. By your signature on this Second Release, you affirm and acknowledge that:

(a) you have read the Agreement and the Second Release, and understand all of their terms;

(b) you have voluntarily entered into this Second Release and that you have not relied upon any representation or statement, written or oral, not set forth in the Agreement or this Second Release;

(c) the only consideration for signing this Second Release is as set forth in Section 2 of the Agreement and that the consideration received for executing this Second Release is greater than that to which you may otherwise be entitled;

(d) you have been given the opportunity and you have been advised by the Company to have this Second Release reviewed by your attorney and/or tax advisor; and

(e) you have been given up to twenty-one (21) days to consider this Second Release and that you understand that you have seven (7) days after executing it to revoke it in writing, and that, to be effective, such written revocation must be received by the Company within the seven (7) day Revocation Period.

4. Counterparts. This Second Release may be executed in two (2) signature counterparts, each of which will constitute an original, but all of which taken together will constitute but one and the same instrument.

5. Breach of Agreement. In the event of any breach by you of any provision of the Agreement or this Second Release, which breach, if susceptible to cure, is not so cured within 10 business days of the Company providing notice to you, in addition to any other remedy available to it, the Company will cease to have any obligation to make payments or provide benefits to you under the Agreement, and any continued exercisability of your stock options will cease. You agree that in the event you bring a claim covered by the release set forth in Section 1 of this Second Release in which you seek damages against the Company or in the event you seek to recover against any of such entities in any claim brought by a governmental agency on your behalf, this Second Release shall serve as a complete defense to such claims. In the event of any breach by the Company of the Agreement, you will provide the Company with notice of such breach, and, if such breach is susceptible to cure, the Company will have 10 business days to cure such breach.

6. Third Party Beneficiaries. You acknowledge and agree that TSI Holdings and all its direct and indirect subsidiaries (other than the Company) are third party beneficiaries of this Second Release. Without limiting the foregoing sentence, TSI Holdings and such subsidiaries may enforce this Second Release against you. This Second Release may be assigned by the Company to a person or entity which is an affiliate, and will be assigned to any successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder will become the rights and obligations of such affiliate or successor person or entity. This Second Release will be binding upon the successors, and assigns of the Company.

Acknowledged and accepted by:

TOWN SPORTS INTERNATIONAL, LLC

By:
Name:
Title:

/s/ Martin Annese
Martin Annese